                                                                    EXHIBIT 10.5

                             MOTOR CARRIER AGREEMENT


This MOTOR CARRIER AGREEMENT (hereinafter referred to as "Agreement") made as the __ day of _________, 2002, between MARTIN MIDSTREAM PARTNERS L.P. (hereinafter referred to as "SHIPPER"), a Delaware limited partnership, and MARTIN TRANSPORT, INC. (hereinafter referred to as "CARRIER"), a Texas corporation, for the interstate and unregulated intrastate transportation of petroleum or other bulk liquid products (hereinafter referred to as "COMMODITIES"), by tank truck, in the contiguous United States, shall be under the terms and conditions hereinafter set forth. This Agreement shall be subject to amendment and/or modification by Addendum hereafter executed by both SHIPPER and CARRIER and attached hereto and made a part hereof.

1.       AGREEMENT

         A. General: CARRIER agrees to accept interstate and unregulated intrastate lawful shipments of the subject COMMODITIES tendered to it by SHIPPER, pursuant to this Agreement and to transport such COMMODITIES to the destination or destinations designated by SHIPPER, provided such points of origin and destination are within the scope of CARRIER's operating authority subject to the rates and provisions of the applicable Schedule of Actual Rates and Charges as provided in the Addendum and Exhibit A, which are attached hereto and made a part hereof.

         B. Licenses, Laws and Regulations: CARRIER, at its sole cost, and expense, shall procure and maintain all licenses and permits required by local, state, or federal authorities with respect to the transportation and related services rendered hereunder and shall comply with all applicable laws and regulations pertaining to such transportation and services.

2.       EFFECTIVE DATE AND TERM

                  The initial term of this Agreement shall be effective for a three year period beginning on the commencement date (as herein defined) and shall continue in effect thereafter on an annual basis, until canceled by either party upon thirty (30) days prior written notice to the other party. For the purposes of this Agreement, the "commencement date" shall be _________ __, 2002.

3.       EQUIPMENT

                  CARRIER shall provide all equipment necessary to perform the transportation required hereunder, which equipment shall: (i) be suitable for particular transportation required, (ii) include any special equipment that is requested by SHIPPER and agreed to by CARRIER when the shipping order is placed, and
                  (iii) comply with the specifications for equipment for such transportation prescribed by any applicable governmental regulations (including those of the United States Department of Transportation). CARRIER shall maintain, and at all times make available to SHIPPER, sufficient suitable equipment to transport SHIPPER'S COMMODITIES.

4.       CARRIER'S PERFORMANCE

         A. General: CARRIER agrees to accept from SHIPPER, and provide transportation services for all COMMODITIES required by SHIPPER, during each annual period of the initial term of this agreement. All transportation hereunder shall be performed:
                  (i) at Carrier's sole expense, (ii) to the best of CARRIER's knowledge, in full compliance with all applicable governmental laws, ordinances, regulations, orders licenses, permits, and all requirements of CARRIER's insurance, and (iii) with maximum dispatch consistent with the CARRIER's best judgment as to safety and efficiency, except as is specifically provided to the contrary elsewhere in this Agreement.

         B. Services: It is understood that the CARRIER shall secure the services of, supervise and be responsible for all persons operating trucking equipment hereunder and CARRIER shall hold SHIPPER harmless from any claim, except for SHIPPER negligence, including fees in defense thereof, by drivers for wages, industrial accidents, workers compensation, withholding and unemployment taxes, or any other actions arising from the performance of this contract which shall be subject to Section 8(C) below.

         C. Drivers: CARRIER's drivers shall comply with all reasonable operational procedures requested by SHIPPER. CARRIER's drivers shall promptly report all commodity spills, shortages (less routine heels) or accidents which occur in the course of the performance of this Agreement. In the interest of safety, CARRIER's drivers shall not unload COMMODITIES until the SHIPPER, its agents or employees shall have inspected the shipping orders and have directed the driver to and specified the proper unloading facilities.

5.       SHIPPER'S PERFORMANCE

         A. Minimum Amount: SHIPPER agrees, during each annual period of the initial term of this Agreement, to offer for shipment, a minimum of one thousand (1000) tons of COMMODITIES. It is understood by CARRIER that the minimum tonnage designation is for planning purposes only and is not intended as a "take or pay" commitment by SHIPPER.

         B. Payment: CARRIER shall bill SHIPPER for the freight charges on all shipments as soon after delivery of such shipments as sufficient information is received to prepare such invoices. All invoices for linehaul expenses are to be paid in full within ten (10) days of receipt by SHIPPER of CARRIER's invoice or such other notification as is mutually agreeable to the parties. Payments to CARRIER by SHIPPER hereunder shall be sent to the following address:

                           Martin Transport, Inc.
                           P. O. Box 191
                           Kilgore, Texas  75663

6.       COMPUTATION OF CHARGES

         Freight charges shall be computed on the actual basis of the rates provided in the applicable Schedule of Actual Rates and Charges set forth on Exhibit A attached hereto, subject to the terms and conditions contained therein.

7.       TERMINATION

         A. Non-performance: In the event of non-performance by SHIPPER or CARRIER, as the case may be, of any of the obligations contained in the Agreement, SHIPPER or CARRIER as the complaining party shall provide written notice of such non-performance to the other party. The non-performing party shall then have (14) days from the date of such notice within which to remedy the non-performance. Thereafter, if the non-performance remains uncorrected or if an acceptable remedy is not reached within fourteen (14) days of such notice, the complaining party may terminate this Agreement at any time upon giving the non-performing party seven (7) days prior written notice. If this Agreement is terminated in accordance with this subsection, all obligations of the parties, as contained in this Agreement and the Addendum and Exhibits hereto, shall be terminated; provided, SHIPPER shall continue to be responsible for all sums due to CARRIER for services received prior to the date of termination.

         B. Default or Insolvency: If a petition in bankruptcy should be filed by CARRIER, or if CARRIER should be adjudicated as bankrupt, or if CARRIER should make a general assignment for the benefit of creditors, or if a receiver should be appointed on account of the insolvency of CARRIER, SHIPPER may, without prejudice to any other right of remedy, terminate this Agreement upon giving CARRIER at least five (5) days prior written notice to such termination. CARRIER shall have the same rights as SHIPPER under this item.

8.       INSURANCE AND INDEMNITY

         A. Liability: CARRIER shall be responsible for any loss, damage or destruction of shipments tendered to it by SHIPPER from the time such shipments are loaded at the delivery point until accepted by SHIPPER as evidenced by unloading at destination point. CARRIER shall reimburse SHIPPER for loss, damage or injury to the COMMODITIES except when such loss, damage or injury is caused by the wrongful act or negligence of SHIPPER, its agents or employees in which case SHIPPER, its agents or employees shall bear it's proportionate share of responsibility for all loss, damage or injury and all consequential and incidental damages related thereto.

         B. Insurance: CARRIER shall maintain at all times Worker's Compensation Insurance fully complying with the law of every jurisdiction to which CARRIER is subject, Employer's Liability Insurance in amounts not less than $250,000 and automotive and general public liability insurance against injury or death in amounts of not less than $3,000,000 for any one person and $10,000,000 for any one accident or occurrence and against property damage in amounts not less than $250,000 for any one accident or occurrence. All liability insurance policies obtained or maintained by CARRIER to meet the requirements of this Agreement shall name SHIPPER as an additional insured as to the operations of CARRIER under this Agreement and shall contain severability of interests provisions. Promptly after execution of this Agreement, CARRIER shall furnish SHIPPER properly executed certificates of insurance evidencing that the insurance coverages and limits required by this Agreement are in effect. If any insurance provided pursuant to this Agreement expires during the term of the Agreement, renewal certificates of insurance shall be furnished by CARRIER to SHIPPER 30 days prior to the date of expiration. In addition, certified, true and exact copies of all insurance policies required under this Agreement shall be provided to SHIPPER by CARRIER, on timely basis if requested by SHIPPER. All such certificates and policies shall contain provisions that thirty (30) days' written notice by registered or certified mail shall be given the SHIPPER of any cancellation, intent not to renew, or reduction in the policies' coverages, except in the application of the aggregate limits provisions. CARRIER or any party liable on accounts of loss of or damage to any of said transported COMMODITIES shall have the full benefit of any insurance that may have been effected upon or on account of said COMMODITIES, insofar as this shall not void the contracts or policies of insurance. CARRIER shall not be obligated to reimburse the claimant for any premium paid therein.

         C. Indemnity: CARRIER shall be responsible for, and shall indemnify, defend and save harmless SHIPPER and its owned, controlled, affiliated, subsidiary, associated, interrelated and operated companies and the stockholders, directors, officers, agents, employees and representatives of each from and against, any and all claims, demands and causes of action brought by any and all persons, including without limitation, CARRIER's officers, agents, employees, representatives, or subcontractors or any third parties, and against any and all judgments in respect thereto on account of personal injury or death or on account of property damage or destruction or loss arising out of the negligence or willful misconduct of CARRIER, its officers, employees, agents, representatives and subcontractors.

                  SHIPPER shall be responsible for, and shall indemnify, defend and save harmless CARRIER and its owned, controlled, affiliated, subsidiary, associated, interrelated and operated companies and the stockholders, directors, officers, agents, employees and representatives of such from and against, any and all claims, demands and causes of action brought by any and all persons, including without limitation, SHIPPER's officers, agents, employees, representatives, or subcontractors or by any third parties, and against any and all judgments in respect thereto on account of personal injury or death or on account of property damage or destruction or loss arising out of the negligence or willful misconduct of SHIPPER, its officers, employees, agents, representatives and subcontractors.

                  Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of CARRIER and SHIPPER, each party's duty of indemnification shall be in proportion to its allocable share of such joint negligence or misconduct.

9.       FORCE MAJEURE

         Either CARRIER or SHIPPER shall be excused from performance of its obligations hereunder in the event and to the extent that such performance is delayed or prevented by any circumstances reasonably beyond its control, including by fire, explosion, interruption of raw materials, equipment source or fuel supply, strike or other labor dispute, riot or other civil disturbance, or act or omission of any governmental authority.

10.      LIMITATIONS OF LIABILITY

         CARRIER's obligations under this Agreement shall always be subject to any limitations imposed by applicable laws, regulations or other of any governmental authority. In no event shall CARRIER be responsible for any loss, damage, destruction or delay of shipments which occurs by reason of any act of God, terrorist attack, labor disturbance, strike, war, riot or civil disturbance, prohibition by government agency of the movement of goods or any other such similar causes which affect the obligations or performance of CARRIER, and CARRIER shall not be liable for any loss, damage, destruction or delay occurring while the COMMODITIES are stopped and held in transit upon the request of SHIPPER or from riots or strikes. CARRIER shall not be liable for delay causes by highway obstruction, faulty or impassible highway or lack of capacity on any highway, bridge or ferry.

11.      AGREEMENT CONCLUSIVE

         SHIPPER shall arrange for shipments to be tendered to CARRIER on a standard uniform bill of lading or other such document as may be mutually agreed to between CARRIER and SHIPPER, i.e., scale weight ticket, subject to the conditions of this Agreement and the attached Addendum or Exhibits. In the event there is a conflict between the terms of this Agreement and any schedule or bill of lading otherwise applicable to CARRIER and SHIPPER respecting the movements contemplated hereunder, the terms of this Agreement and the attached Addendum or Exhibits shall be construed as controlling the intent of the parties.

12.      ASSIGNMENT

         This Agreement and all Addends or Amendments hereto shall be binding upon and inure to the benefit of the successors of SHIPPER and CARRIER. Neither party may assign its rights under this Agreement without the non-assigning party's written approval. However, notwithstanding the above, the parties may assign their right, duties, obligations and interests in and to this Agreement to a parent, subsidiary, affiliate or sister corporation; provided, however, the parties shall not be thereby relieved of the responsibilities or obligations hereunder.

13.      CONFIDENTIALITY

         The terms of this Agreement shall be held in strict confidence by SHIPPER and CARRIER and shall not be disclosed to any third party, provided, however, SHIPPER shall have the right to disclose the terms to it's freight auditors, provide that a binding confidentiality agreement is continually maintained between SHIPPER and each such freight auditor.

14.      WAIVER

         Failure of either party to insist, in one or more instances, upon performance of any of the terms of this Agreement, or the waiver by either party of any term or right of the other party hereunder, will not be deemed or construed as a waiver or a relinquishment of any such term or right.

15.      APPLICABLE LAW

         This Agreement is to be construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict laws. Any legal actions filed may be brought only to the state or federal courts in Texas.

16.      NOTICE

         Notice, as may be required hereunder, by either party of this Agreement to the other party shall be deemed to have been accomplished on date of delivery by the United States mail as evidenced by date of return receipt, when sent by certified mail, postage prepaid, to the following addresses:

         SHIPPER

         Martin Midstream Partners L.P.
         4200 Stone Road
         Kilgore, Texas  75662

         CARRIER

         Martin Transport, Inc.
         P. O. Box 191
         Kilgore, Texas  75663

17.      COMPLIANCE WITH NEGOTIATED RATES ACT OF 1993:

         CARRIER represents to SHIPPER that CARRIER has complied with (and will continue to comply with) all provisions of the Negotiated Rates Act of 1993, including but not limited to Section 6 thereof. This Agreement provides service designed to meet the distinct needs of the SHIPPER, including price and service considerations tailored to the SHIPPER's needs.

18.      ENTIRE CONTRACT

         Except for the provisions of the schedules and Addenda or Amendments made a part hereof by reference, this instrument embodies the entire Agreement and understanding between SHIPPER and CARRIER as of the effective date of this Agreement, and there are no agreements, understandings, conditions, warranties or representations, oral of written, express or implied, with reference to the subject matter hereof that are not merged herein or superseded hereby as of the effective date of this Agreement. This Agreement may be modified only in writing signed by other parties.

19.      AUTHORITY

         Each party represents to the other that is has full authority and the necessary approval to enter into and perform this Agreement in accordance with its terms.

IN WITNESS THEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


MARTIN MIDSTREAM PARTNERS L.P.                MARTIN TRANSPORT, INC.
(SHIPPER)                                     (CARRIER)


BY:                                           BY:
   ---------------------------------             -------------------------------

TITLE:                                        TITLE:
      ------------------------------                ----------------------------

DATE:                                         DATE:
     -------------------------------               -----------------------------

WITNESS:                                      WITNESS:
        ----------------------------                  --------------------------

ADDENDUM TO MOTOR CARRIER AGREEMENT

CONTRACT SCHEDULE OF ACTUAL RATES AND CHARGES

Schedule of rates, charges, rules and other provisions (hereinafter referred to as "Addendum") which govern that certain MOTOR CARRIER AGREEMENT (hereinafter referred to as "Agreement"), dated the __ day of _________, 2002, to which this Addendum is attached, by and between Martin Midstream Partners, L.P. (hereinafter referred to as "SHIPPER" and Martin Transport, Inc. (hereinafter referred to as "CARRIER").

Except as otherwise specifically provided in this Addendum to the contrary, the rates, rules and charges published in CARRIER's Rules and Regulations attached as Exhibit B shall govern the transportation, by tank truck, in interstate and unregulated intrastate commerce, of petroleum or other bulk liquid products (hereinafter referred to as "COMMODITIES"), to and from points in the contiguous United States. Reissues or revisions of the subject Rules and Regulations subsequent to the date of this Agreement shall be applicable to this Agreement and shall become a part hereof effective with the acceptance by SHIPPER of each reissue or revision.

Each shipment tendered to CARRIER is deemed to be a tender to CARRIER as a contract motor carrier and is subject to the terms, conditions and provisions of this Agreement and to the provisions of law applicable to contract motor carriage.

1.       RECEIPTS AND BILLS OF LADING

         Each shipment will be evidenced by a receipt in the form specified by SHIPPER and will be signed by CARRIER or CARRIER's agent or employee showing the kind and quantity of freight received by CARRIER at origin, but the absence or loss of any such receipt will not relieve CARRIER of its obligations and responsibilities with respect to any shipment made hereunder. If SHIPPER elects to use a bill of lading, manifest or other form of freight receipt or contract, that includes any terms, conditions and provisions that conflict with this Agreement, the terms and conditions of this Agreement will supersede. Upon delivery of each shipment made hereunder, CARRIER shall obtain a receipt, in a form specified or approved by SHIPPER, showing the kind and quantity of freight delivered to the CONSIGNEE of such shipment at the destination specified by SHIPPER and the time of such delivery, and CARRIER shall cause such receipt to be signed by such receiving personnel or by such agent or employee at such destination.

2.       RATES AND CHARGES

         Applicable Rates: Exhibit A affixed hereto and made a part hereof specifies the rates applicable to shipments by tank truck of "COMMODITIES" hereunder.

3.       DUTIES OF CARRIER AT DESTINATION

         Drivers and employees, agents, contractors or subcontractors of CARRIERS shall, during loading and unloading and at all times while on the premises of SHIPPER, consignor or consignee, comply with all safety laws, regulations and rules applicable to the facility, and of which it has actual or constructive knowledge, including but not limited to vacating the vehicles during loading and unloading and remaining in assigned areas.

4.       DELIVERY

         A.       Shipments Not Delivered.

                  i. Any shipment or part thereof which for any reason is refused, rejected or otherwise not accepted, received or claimed shall be held by CARRIER for further instructions from SHIPPER.

                  ii. In such event, CARRIER shall contact SHIPPER and request further transportation instructions, including the location for delivery and the desired delivery time.

                  iii. The freight charges for any further movement for a shipment not delivered shall be computed in accordance with the CARRIER's Rules and Regulations or jointly agreed to freight charges.

         B. Shipment Delivery: Unless instructed otherwise by SHIPPER, CARRIER shall connect product hose to trailer discharges outlet, operate equipment on trailer to discharge product, and remain in immediate attendance of trailer during product off-loading procedure.

5.       SPECIAL SERVICES

         Safety Equipment: Safety equipment which is utilized or worn by drivers or which is required by law or reasonably necessary or desirable for the safe transportation, delivery, loading, or unloading of transported "COMMODITIES" shall be the responsibility of, and provided by CARRIER at no charge to SHIPPER.

6.       EQUIPMENT

         A. Inspection: CARRIER's equipment offered to SHIPPER for loading of the "COMMODITIES" to be transported is subject to inspection for suitability and cleanliness by SHIPPER at SHIPPER's discretion. The cleanliness or suitability of equipment shall meet SHIPPER's standards of acceptability and SHIPPER shall have the right to reject such equipment for loading and require CARRIER to comply with SHIPPER's standard. SHIPPER's standards shall be reasonable and conform to others in the industry.

         B. Lead Time: CARRIER shall provide all requested transportation services, provided CARRIER has received notice at least twent-four (24) hours prior to the time which the services are requested.

7.       MISCELLANEOUS

         In the performance of transportation service hereunder, CARRIER shall be an independent contractor and not an agent or employee of SHIPPER and CARRIER agrees, at its expense, to furnish suitable equipment to transport the "COMMODITIES", tendered hereunder and to assume all costs and expenses incidental to the transportation of such "COMMODITIES", including, but not limited to, all costs and expenses incidental to or arising out of maintenance, repair or operation of equipment, labor, fuel supplies, insurance and/or accident.

The provisions of the Agreement shall, in the event of conflict with this Addendum, control.


MARTIN MIDSTREAM PARTNERS L.P.                MARTIN TRANSPORT, INC.
(SHIPPER)                                     (CARRIER)


BY:                                           BY:
   ---------------------------------             -------------------------------
TITLE:                                        TITLE:
      ------------------------------                ----------------------------
DATE:                                         DATE:
     -------------------------------               -----------------------------
WITNESS:                                      WITNESS:
        ----------------------------                  --------------------------

                                    EXHIBIT A


The below rates are hereby adopted as the applicable charges as provided for in this Agreement between the identified parties and is herein made a part of the Agreement.


                                  MILEAGE SCALE
                                 TO BE PROVIDED

                        POINT TO POINT RATES WITHIN U.S.

--------------------------------------------------------------------------------

Origin       Consignee           Destination           Miles            Rate



                                 TO BE PROVIDED

RATE ADJUSTMENTS

All rates as shown in this EXHIBIT A, are to remain in effect without change for a period of one year from the "commencement date". Exceptions to this rate provision will occur only when due to circumstances beyond the control of the CARRIER, a cost item is imposed which would normally affect any similar private trucking operation (an "Industry Cost Adjustment"). These items may be reflected in, but not limited to, taxes on fuel, workers compensation tax increases, etc.

It is agreed between the parties that beginning with the second year a rate adjustment will be implemented at least on an annual basis. Both parties recognize that costs may change during the initial one-year period and agree to fairly negotiate such rate changes. In the event that both parties cannot satisfactorily agree on an appropriate annual rate adjustment within thirty (30) days of each anniversary of the Agreement, then the cost item will be adjusted in accordance with the following index.

         The Gross National Product (GNP) Implicit Price Deflator which is indexed quarterly and published by the U.S. Department of Commerce, Economic Statistical Administration, Bureau of Economic Analysis. The most recently published Implicit Price Deflator index as of the "commencement date" shall be the basis for all future rate adjustments.

Industry Cost Adjustments also carry forward in addition to annual rate adjustments. Additionally, Industry Cost Adjustments will be made as required during the term of the Agreement.

FUEL ADJUSTMENT CHARGES

Fuel adjustment shall be as shown in Attachment I.

INSURANCE SURCHARGES

Three percent (3%) of line haul charges to cover increased insurance cost due to the events of September 11, 2001.

GENERAL CONDITIIONS

Standard accessory charges shall be as shown in Attachment II.

                                                                    ATTACHMENT I

                             MARTIN TRANSPORT, INC.
                              FUEL SURCHARGE SCALE
                              FUEL SURCHARGE SCALE
                           EFFECTIVE: DECEMBER 3, 1999
                          FIRST REVISED: MARCH 7, 2002
                       SECOND REVISION: SEPTEMBER 1, 2002



EFFECTIVE SEPTEMBER 1, 2002, MARTIN TRANSPORT, INC. FUEL SURCHARGE HAS BEEN REVISED AS FOLLOWS:

                               DOE NATIONAL INDEX


                           FROM:                       TO:             ADJUSTMENT:

                           BELOW:    $1.180                            NO SURCHARGE
                                     $1.180          $1.239=           +1%
                                     $1.240          $1.299=           +1.5%
                                     $1.300          $1.359=           +2.25%
                                     $1.360          $1.419=           +3%
                                     $1.420          $1.479=           +3.5%
                                     $1.480          $1.539=           +4%
                                     $1.540          $1.599=           +4.5%
                                     $1.600          $1.659=           +5%
                                     $1.660          $1.719=           +5.5%
                                     $1.720          $1.779=           +6%
                                     $1.780          $1.839=           +6.5%
                                     $1.840          $1.899=           +7%
                                     $1.900          $1.959=           +7.5%
                                     $1.960          $2.019=           +8%


THE SURCHARGE SHALL BE REVIEWED EACH TUESDAY AND ADJUSTED BASED ON THE PRIOR MONDAY'S DOE NATIONAL DIESEL PRICE WHICH IS AVAILABLE AT 4 P.M. EASTERN TIME. ROUNDING SHALL BE DONE TO THE NEAREST WHOLE CENT, UPWARD AT $0.0050 AND DOWNWARDS AT $0.0049. YOU MAY VERIFY THE DOE PRICE BY CALLING (202)-586-6966.

                                                                   ATTACHMENT II

                             MARTIN TRANSPORT, INC.
                           STANDARD ACCESSORY CHARGES
                             EFFECTIVE: JUNE 1, 2002

         Demurrage                                            2/hrs/free/$50/hr

         Detention of Equipment                               2/hrs/free/$50/hr

         Equipment Canceled                                   $1.15 RM or $150 Min.

         Diverted                                             $40.00

         Interplant Movement                                  $50.00/hr/4 hr Min.

         Deadhead Miles                                       $1.15/mile

         Stop Off Charges                                     $50.00/hr

         Refused/Rejected Load                                50% outbound rate

         Overnight Layover                                    $150.00/man/day
                                                              $275.00/team/day

         Misc-COD                                             $30.00

         Pump Charge                                          $30.00/load

         Tank Cleaning                                        $135.00

         Spot Trailer                                         $150.00

         Hose Charge                                          30 ft free/$30.00/length

         Trailer Purge                                        $300.00

         Mexico Permits                                       $300.00

         Team Surcharge                                       15% line haul Revenue

         Time Conversion                                      Min              Hour
                                                              ---              ----
                                                              0-7 =              0
                                                              8-22 =             1/4
                                                              23-37 =            1/3
                                                              38-52 =            3/4
                                                              53-60 =            1

         Vacuum Service (Dry Bulk Trailers)                   $50.00/hr (4 hr Min.)

         *Back haul Rate after Inbound Shipment               *50% of Front haul Rate

         *Only applies when customers requested and when the point of origin or point of destination of the back haul is not in excess of ten (10) percent of the round trip distance of the front haul. All additional miles will be charged for at $1.15/mile NOTE: USE STANDARD ACCESSORY
         CHARGES ONLY IF NO CONTRACT EXISTS WITH CUSTOMER.